Exhibit 99.1

ImmuCell

ImmuCell Embarks on CEO Succession Planning Process

For Immediate Release

PORTLAND, Maine – June 25, 2025 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”), a growing animal health company that develops, manufactures and markets scientifically proven and practical products that improve the health and productivity of dairy and beef cattle, today announced that it has commenced a search for a successor in the position of President and CEO.

“I turn 65 this fall and have told my fellow Directors that I would like to retire from full-time work by early 2026,” said Michael F. Brigham, President and CEO. “I originally joined ImmuCell in 1989 and am very grateful to have had the opportunity to serve as the President and CEO of this growing Company since 2000.”

Mr. Brigham’s prior additional responsibilities as principal financial officer have been transferred to the Company’s recently hired Chief Financial Officer, Timothy C. Fiori. The Board of Directors’ search process for a new CEO is already underway with the expectation that Mr. Brigham would be available to help transition his CEO responsibilities as well.

“While there is no set deadline, our goal is to identify and select a top-notch candidate by around year-end, and I am fully committed to the search for a new leader,” continued Mr. Brigham. “I plan to remain until we find the optimal candidate, and I look forward to serving on our Board of Directors through my just elected term ending in June of 2026 and to continued Board service after that, subject to the vote of stockholders.”

About ImmuCell:

ImmuCell Corporation (Nasdaq: ICCC) creates scientifically proven and practical products to improve the health and productivity of dairy and beef cattle. ImmuCell manufactures and markets First Defense®, which provides Immediate Immunity™ to newborn dairy and beef calves, and is developing Re-Tain®, a novel treatment for subclinical mastitis in dairy cows without FDA-required milk discard or pre-slaughter withdrawal label restrictions that hamper traditional mastitis antibiotics. Press releases and other information about the Company are available at: http://www.immucell.com.

Contacts:	Michael F. Brigham, President and CEO Timothy C. Fiori, CFO ImmuCell Corporation (207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame

Lytham Partners, LLC

(602) 889-9700

Cautionary Note Regarding Forward-Looking Statements (Safe Harbor Statement):

This Press Release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and will often include words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts”, “seeks” and similar words and expressions. Such statements include, but are not limited to, any forward-looking statements relating to: our plans, goals and strategies for our business; projections of future operational performance; future demand for our products; the timing and outcome of pending or anticipated applications for regulatory approvals; and any other statements that are not historical facts. Such statements involve known and unknown risks and uncertainties that may cause the Company's actual results, financial or operational performance or achievements to be materially different from those expressed or implied by these forward-looking statements. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.